Exhibit 99.1

Kraft Contacts:

Media

Investor Relations

Nancy Daigler

Chris Jakubik

847-646-4538

847-646-5494

nancy.daigler@kraft.com

chris.jakubik@kraft.com

KRAFT FOODS TO SELL MILK-BONE PET SNACKS

TO BETTER FOCUS ITS BRAND PORTFOLIO

NORTHFIELD, IL, March 16, 2006 – Kraft Foods Inc. (NYSE: KFT), a global leader in branded food and beverages, announced today that it has agreed to sell its Milk-Bone pet snacks brand and assets to Del Monte Corporation, a producer, distributor and marketer of food and pet food products, for $580 million. The Milk-Bone brand, which includes a wide variety of biscuits and treats for pets, generated approximately $180 million in net revenue in 2005.

“We’re continuing to sharpen our focus on core categories that enable us to benefit from our scale and maintain sustainable competitive advantage,” said Dave Johnson, President, Kraft North America Commercial. “Milk-Bone is a great brand, but has very different retail channel dynamics than other Kraft brands. With the sale of Milk-Bone, we’re better able to focus our time and resources on opportunities that provide us with greater potential for long-term growth.”

The sale includes the company’s Milk-Bone manufacturing facility in Buffalo, New York, and the Sherburne Pet Food Testing Center in Sherburne, New York. As part of the transaction, approximately 230 Kraft employees, including the East Hanover, New Jersey business team, the operations team at the Buffalo facility and technicians at the Sherburne Center, will join Del Monte. “We are grateful to our employees for their commitment and dedication to the Milk-Bone brand, and wish them continued success in the future,” said Johnson.

This transaction is subject to regulatory approval and will close shortly after all regulatory approvals have been received. With this agreement, Kraft will recognize an asset impairment charge of approximately $0.04 per share in the first quarter and will incur an additional tax expense of approximately $0.03 per share upon closing, for a total 2006 impact of $0.07 per share. Ongoing dilution is expected to be $0.02 per share.

Kraft Foods (NYSE:KFT) is the world’s second-largest food and beverage company. For more than 100 years, we’ve been dedicated to helping people around the world eat and live better. Hundreds of millions of times a day, in more than 150 countries, consumers reach for their favorite Kraft brands including Kraft cheeses and dinners, Jacobs, Gevalia and Maxwell House coffees, Oscar Mayer meats, DiGiorno pizzas, Oreo cookies, Ritz and Wheat Thins crackers and chips, Philadelphia cream cheese, Milka and Côte d’Or chocolates, Honey Bunches of Oats cereals, Good Seasons salad dressings and Tang refreshment beverage. They’ve also started adding our Tassimo hot beverage system, South Beach Diet line and a growing range of better-for-you Sensible Solution products to their shopping baskets, continually expanding their list of Kraft favorites.

# # #

For more information on Kraft Foods, please visit our website at www.kraft.com.

Forward-Looking Statements

This press release contains projections of future results and other forward-looking statements. One can identify these forward-looking statements by use of words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are based on the Company’s current assumptions and estimates and are subject to risks and uncertainties. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby identifying important factors that could cause actual results and outcomes to differ materially from those contained in any forward-looking statement made by or on behalf of the Company. These factors include: (a) the effect on the Company of competition in its markets, changes in consumer preferences and demand for its products, including diet trends, changing prices for its raw materials and local economic and market conditions; (b) the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios, to compete effectively with lower priced products in a consolidating environment at the retail and manufacturing levels and to improve productivity; (c) the Company’s ability to consummate and successfully integrate acquisitions and to realize the cost savings and improved asset utilization contemplated by its restructuring program; (d) the impact of gains or losses, or lost operating income, from the sales of businesses that are less of a strategic fit within the Company’s portfolio; (e) the effects of foreign economies, changes in tax requirements and currency movements; (f) fluctuations in levels of customer inventories and credit and other business risks related to the operations of the Company’s customers; (g) the Company’s access to credit markets, borrowing costs and credit ratings, which may in turn be influenced by the credit ratings of Altria Group, Inc.; (h) the Company’s benefit expense, which is subject to the investment performance of pension plan assets, interest rates and cost increases for medical benefits offered to employees and retirees; (i) the impact of recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations, potential claims relating to false or deceptive advertising under consumer protection or other laws and the possibility that consumers could lose confidence in the safety and quality of certain food products; (j) consumer concerns regarding genetically modified organisms and the health implications of obesity and trans-fatty acids; and (k) potential short-term volatility in the trading volume and market price of the Company’s stock as a result of a spin-off of the Company from Altria Group, Inc. Developments in any of these areas could cause the Company’s results to differ materially from results that have been or may be projected by or on behalf of the Company. The Company cautions that the foregoing list of important factors is not exclusive. For additional information on these and other factors that could affect the Company’s forward-looking statements, see the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and subsequent reports on Form 10-Q and 8-K. Any forward-looking statements in this press release are made as of the date hereof. The Company does not undertake to update any forward-looking statement.